                                                                     EXHIBIT 1.1

                          DISCOVER CARD MASTER TRUST I

                      CREDIT CARD PASS-THROUGH CERTIFICATES

                                 TERMS AGREEMENT

                              Dated: March 7, 2003

To: Discover Bank, as Seller under the Pooling and Servicing Agreement, as amended, dated as of October 1, 1993.

Re: Underwriting Agreement, dated January 15, 2002

To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Underwriting Agreement.

Title of Securities: Discover Card Master Trust I, Series 2003-2 Floating Rate Class A Credit CardPass-Through Certificates and Discover Card Master Trust I, Series 2003-2 3.85% Class B Credit Card Pass-Through Certificates.

Initial Principal Amount of Certificates: $526,316,000

Series and Class Designation Schedule: Discover Card Master Trust I, Series 2003-2 $500,000,000 Floating Rate Class A Credit Card Pass-Through Certificates (part of $1,000,000,000 Floating Rate Class A Credit Card Pass-Through Certificates of Series 2003-2) (the "Class A Certificates").

Discover Card Master Trust I, Series 2003-2 $26,316,000 3.85% Class B Credit Card Pass-Through Certificates (part of $52,632,000 3.85% Class B Credit Card Pass-Through Certificates of Series 2003-2) (the "Class B Certificates" and, together with the Class A Certificates, the "Securities").

Series Cut-Off Date: February 1, 2003

                                Moody's Investors           Standard & Poor's
Certificate Ratin                 Service, Inc.             Ratings Services
-----------------               -----------------           -----------------
Class A                                Aaa                         AAA
Class B                                 A2                          A

Aggregate outstanding balance of Receivables as of March 1, 2003:
$36,614,642,544.08

Date of Series Supplement: February 18, 2003, as amended March 17, 2003.

Certificate Rate: Class A: One-month LIBOR plus 0.13% per annum; and Class B:
3.85% per annum.

Opinions to be Delivered: Notwithstanding any provision of Section 6(c) of the Underwriting Agreement to the contrary, counsel to Discover Bank shall only be required to furnish us with opinions to the effect that:

         (i) the execution of the amendment to the Series Supplement is permitted under the Pooling and Servicing Agreement;

         (ii) the Series Supplement, as amended by the amendment, has been duly authorized, executed and delivered on the part of Discover Bank and as to Discover Bank is a valid and binding instrument enforceable in accordance with its terms, except as the foregoing may be limited by insolvency, bankruptcy, reorganization, moratorium or other laws relating to or affecting the enforcement of creditors' rights or by general equity principles;

         (iii) the Securities have been duly authorized and (assuming their due authentication by the Trustee) have been duly executed, issued and delivered and constitute valid and binding obligations of the Trust, in accordance with their terms, entitled to the benefits of the Pooling and Servicing Agreement, except as the foregoing may be limited by insolvency, bankruptcy, reorganization or other laws relating to or affecting the enforcement of creditors' rights or by general equity principles; and

         (iv) the Amended and Restated Credit Enhancement Agreement, to be dated March 17, 2003, among Discover Bank, Discover Receivables Financing Corporation ("DRFC") and the Trustee, has been duly authorized, executed and delivered on the part of each of Discover Bank and DRFC and as to each of Discover Bank and DRFC is a valid and binding instrument enforceable against each of Discover Bank and DRFC in accordance with its terms, except as the foregoing may be limited by insolvency, bankruptcy, reorganization, moratorium or other laws relating to or affecting the enforcement of creditors' rights or general equity principles.

Terms of Sale: The purchase price for the Certificates to the Underwriters will be 99.775% of the aggregate principal amount of the Class A Certificates and 101.8854% of the aggregate principal amount of the Class B Certificates as of March 17, 2003. The Underwriters will offer the Certificates to the public at a price equal to 100% of the aggregate principal amount of the Class A Certificates and 102.1354% of the aggregate principal amount of the Class B Certificates.

Time of Delivery: 9:00 A.M., Chicago, Illinois Time, on March 17, 2003, or at such other time as may be agreed upon in writing.

                  Notwithstanding anything in the Agreement or in this Terms Agreement to the contrary, the Agreement and this Terms Agreement constitute the entire agreement and understanding among the parties hereto with respect to the purchase and sale of these Series 2003-2 Certificates. This Terms Agreement may be amended only by written agreement of the parties hereto.

                                         Very truly yours,

                                         MORGAN STANLEY & CO. INCORPORATED

                                         By: /s/ SANJEEV KHANNA
                                            ------------------------------------

Accepted:

DISCOVER BANK

By: /s/ MICHAEL F. RICKERT
   -----------------------------

                                   SCHEDULE I

                                  UNDERWRITERS

$500,000,000 Floating Rate Class A Credit Card Pass-Through Certificates, Series 2003-2

                                                          Principal Amount
                                                          ----------------
Morgan Stanley & Co. Incorporated                           $ 500,000,000
Total                                                       $ 500,000,000
                                                            =============

$26,316,000 3.85% Class B Credit Card Pass-Through Certificates, Series 2003-2

                                                          Principal Amount
                                                          ----------------
Morgan Stanley & Co. Incorporated                           $ 26,316,000
Total                                                       $ 26,316,000
                                                            ============